Exhibit 10.2
EXECUTION VERSION

GUARANTEE AND SECURITY AGREEMENT
Dated as of
February 9, 2011
Among
NMH HOLDINGS, LLC,
NATIONAL MENTOR HOLDINGS, INC.,
THE SUBSIDIARIES OF
NATIONAL MENTOR HOLDINGS, INC.
parties hereto from time to time
and
UBS AG, STAMFORD BRANCH,
as Administrative Agent

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SCHEDULES

Schedule A	Investment Property
Schedule B	Perfection Information
Schedule C	Jurisdictions of Organization and Chief Executive Offices
Schedule D	Inventory and Equipment
Schedule E	Intellectual Property
Schedule F	Commercial Tort Claims

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GUARANTEE AND SECURITY AGREEMENT
     GUARANTEE AND SECURITY AGREEMENT, dated as of February 9, 2011, made by NMH HOLDINGS, LLC (“Holdings”), NATIONAL MENTOR HOLDINGS, INC. (the “Borrower”) and certain subsidiaries of NATIONAL MENTOR HOLDINGS, INC. who are or become signatories hereto, in favor of UBS AG, STAMFORD BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement, dated as of February 9, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Holdings, the Lenders and the Administrative Agent.
WITNESSETH
     WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit upon the terms and subject to the conditions set forth therein;
     WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to make valuable transfers to one or more of the Grantors in connection with the operation of their businesses;
     WHEREAS, the Grantors have derived and will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and
     WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement and the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Lenders;
     NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to make their respective extensions of credit to the Borrower under the Credit Agreement, each Grantor hereby agrees with the Administrative Agent, for the benefit of the Secured Parties, as follows:
     SECTION 1. DEFINED TERMS.
     1.1. Definitions.
     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claim, Documents, Equipment, Health-Care-Insurance Receivables, Instruments and Inventory.
     The following terms shall have the following meanings:
     “Agreement”: this Guarantee and Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

     “Borrower”: as defined in the Recitals.
     “Capital Stock”: any and all shares, interests, participation or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
     “Collateral”: as defined in Section 3.
     “Collateral Account”: any collateral account established by the Administrative Agent as provided in Section 6.1 or 6.4.
     “Contracts”: any contract or agreement between a Grantor and any Person, or an invoice sent or to be sent by such Grantor, pursuant to or under which a Receivable shall arise or be created, or which evidences a Receivable.
     “Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule E), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.
     “Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule E), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.
     “Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook, lockbox account or like account maintained with a depository institution.
     “General Intangibles”: all “general intangibles” as such term is defined in Section 9-02(a)(42) of the New York UCC and, in any event, including, without limitation, with respect to any Grantor, all contracts, agreements, provider numbers, certificates of need, determinations of need, statutory entitlements, rights to participate in Third Party Payor Programs, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder, in each case to the extent the grant by such Grantor of a Lien pursuant to this Agreement in its right, title and interest in such contract, agreement, instrument or indenture is not prohibited by applicable law or such contract, agreement, instrument or indenture without the consent of any other party thereto, would not give any other party to such contract, agreement, instrument or indenture the right to terminate its obligations thereunder, or is permitted with consent if all necessary consents to such grant of a security interest have been obtained from the other parties thereto; provided, that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a Lien pursuant to this Agreement in any Receivable or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture.
     “Government Receivable”: any Receivable that, consistent with the Borrower’s past accounting practice, is initially classified as a Medicare receivable, Medicaid receivable or CHAMPUS receivable or other government receivable.
     “Government Receivable Accounts”: as defined in Section 6.1(c).
     “Grantors”: Holdings, the Borrower and the Subsidiary Guarantors.
     “Guarantors”: Holdings and the Subsidiary Guarantors.
     “Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document, any Specified Swap Agreement or any Cash Management Obligations to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document (including interest and fees accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest or fees is allowed in such proceeding)).
     “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
     “Intercompany Note”: any promissory note evidencing loans made by any Grantor to the Borrower, Holdings or any of its Restricted Subsidiaries.
     “Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes, Pledged LLC Interests and all Pledged Stock. Notwithstanding anything else herein to the contrary, the definition of “Investment Property” shall (i) not include any Capital Stock in any Liquidating Subsidiary (until such time, if at all, as such Liquidating Subsidiary ceases to be a Liquidating Subsidiary in accordance with the Credit Agreement) or any Capital Stock in any Unrestricted Subsidiary and (ii), with respect to any Non-Profit Entity, Foreign Subsidiary, Domestic Subsidiary substantially all of whose assets consist of the stock of Foreign Subsidiaries or Insurance Subsidiary, only constitute that percentage of the Capital Stock of any such Subsidiary required to be pledged to the Administrative Agent pursuant to Section 6.9(c) of the Credit Agreement.

     “Issuers”: the collective reference to each issuer of any Investment Property.
     “Loan Document Obligations”: the “Obligations” as defined in the Credit Agreement.
     “New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.
     “Obligations”: (i) in the case of the Borrower, the Loan Document Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.
     “Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, including, without limitation, any of the foregoing referred to in Schedule E, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule E, and (iii) all rights to obtain any reissues or extensions of the foregoing.
     “Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent including, without limitation, any of the foregoing referred to in Schedule E.
     “Pledged LLC Interests”: in each case, whether now existing or hereafter acquired, all of each Grantor’s right, title and interest in and to:
     (a) any Issuer that is a limited liability company, but not any of such Grantor’s obligations from time to time as a holder of interests in any such Issuer (unless the Administrative Agent or its designee, on behalf of the Administrative Agent and the Lenders, shall elect to become a holder of interests in any such Issuer in connection with its exercise of remedies pursuant to the terms hereof);
     (b) any and all moneys due and to become due such Grantor now or in the future by way of a distribution made to such Grantor in its capacity as a holder of interests in any such Issuer or otherwise in respect of each such Grantor’s interest as a holder of interests in any such Issuer;
     (c) any other property of any such Issuer to which such Grantor now or in the future may be entitled in respect of its interests in any such Issuer by way of distribution, return of capital or otherwise;
     (d) any other claim or right which such Grantor now has or may in the future acquire in respect of its interests in any such Issuer;
     (e) the organizational documents of any such Issuer;
     (f) all certificates, options or rights of any nature whatsoever that may be or granted by any such Issuer to such Grantor while this Agreement is in effect; and

     (g) to the extent not otherwise included, all Proceeds of any or all of the foregoing.
     Notwithstanding anything else herein to the contrary, the definition of “Pledged LLC Interests” shall, (i) not include any Capital Stock in any Liquidating Subsidiary (until such time, if at all, as such Liquidating Subsidiary ceases to be a Liquidating Subsidiary in accordance with the Credit Agreement) or any Capital Stock in any Unrestricted Subsidiary and (ii) with respect to any Non-Profit Entity, Foreign Subsidiary, Domestic Subsidiary substantially all of whose assets consist of the stock of Foreign Subsidiaries or Insurance Subsidiary, only constitute that percentage of the Capital Stock of any such Subsidiary required to be pledged to the Administrative Agent pursuant to Section 6.9(c) of the Credit Agreement.
     “Pledged Notes”: all promissory notes listed on Schedule A, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).
     “Pledged Securities”: the collective reference to the Pledged LLC Interests, the Pledged Stock and the Pledged Notes, together with any Proceeds thereof.
     “Pledged Stock”: the shares of capital stock comprising Capital Stock listed on Schedule A, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock (other than Pledged LLC interests) of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided, however, the definition of “Pledged Stock” shall (i) not include any Capital Stock of any Liquidating Subsidiary (until such time, if at all, as such Liquidating Subsidiary ceases to be a Liquidating Subsidiary in accordance with the Credit Agreement) or any Capital Stock of any Unrestricted Subsidiary, (ii), with respect to any Non-Profit Entity, Foreign Subsidiary, Domestic Subsidiary substantially all of whose assets consist of the stock of Foreign Subsidiaries or Insurance Subsidiary, only constitute that percentage of the Capital Stock of any such Subsidiary required to be pledged to the Administrative Agent pursuant to Section 6.9(c) of the Credit Agreement and (iii) not include any Capital Stock that has been released pursuant to Section 9.16.
     “Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.
     “Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account and any HealthCare-Insurance Receivable).
     “Retained Rights”: with respect to any Government Receivable of a Grantor (except to the extent the obligor thereon may be required, pursuant to a court-ordered assignment which is valid, binding and enforceable under applicable Medicare and Medicaid laws, rules and regulations to make payments directly to a Person other than any applicable Grantor as the provider of the services giving rise thereto), the rights of such applicable Grantor to collect and receive direct payment from the Governmental Authority obligated in respect of such Government Receivable and, as applicable, to enforce the claim giving rise thereto against any federal Government Authority to the extent the retention of such rights is required by Requirements of Law; provided, however, that even in the absence of such a court-ordered assignment, the “Retained Rights” shall not include the right of any applicable Grantor to retain the collections or other Proceeds on any Government Receivable once payment thereon has been made to any applicable Grantor as the provider of the services giving rise thereto.
     “Secured Parties”: (a) the Lenders, (b) the Administrative Agent, (c) the Issuing Lender, (d) each counterparty to any Specified Swap Agreement, (e) each Lender or its Affiliate or any other Person to which any Cash Management Obligations are owed, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the permitted successors and assigns of each of the foregoing.
     “Securities Act”: the Securities Act of 1933, as amended.
     “Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law lights related thereto, including, without limitation, any of the foregoing referred to in Schedule E, and (ii) the right to obtain all renewals thereof.
     “Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule E.
     1.2. Other Definitional Provisions. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof. In addition, Section 1.2 of the Credit Agreement shall be applicable to this Agreement.
     SECTION 2. GUARANTEE.
     2.1. Guarantee. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Loan Document Obligations. Each of the Guarantors further agrees that the Loan Document Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Loan Document Obligation. Each of the Guarantors

waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Loan Document Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.
     2.2. Guarantee of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Loan Document Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other Person.
     2.3. No Limitations.
     (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 9.16, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Loan Document Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of any security held by the Administrative Agent or any other Secured Party for the Loan Document Obligations or any of them; (iv) any default, failure or delay, willful or otherwise, in the performance of the Loan Document Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full of all the Loan Document Obligations). Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.
     (b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the payment in full of all the Loan Document Obligations. The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any

Guarantor hereunder except to the extent the Loan Document Obligations have been fully and paid in full. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.
     2.4. Reinstatement. Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.
     2.5. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Loan Document Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Loan Document Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Section 8.
     2.6. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Loan Document Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.
     2.7. Savings. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 2.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 2.1, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 8.2) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
     SECTION 3. GRANT OF SECURITY INTEREST. Each Grantor hereby collaterally assigns, pledges and grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:
     (a) all Accounts;
     (b) Letter of Credit rights;
     (c) all Chattel Paper;
     (d) all Contracts;
     (e) all Deposit Accounts;
     (f) all Documents;
     (g) all Equipment;
     (h) all General Intangibles;
     (i) all Instruments;
     (j) all Intellectual Property;
     (k) all Inventory;
     (l) all Investment Property;
     (m) all Receivables (including without limitation Government Receivables);
     (n) commercial tort claims as listed on Schedule F;
     (o) all books and records pertaining to the Collateral; and
     (p) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;
provided, that in no event will “Collateral” be deemed to include any Retained Rights.
     Notwithstanding the foregoing provisions of this Section 3, such grant of security interest shall not extend to, and the term “Collateral” shall exclude (i) Contracts, lease, licenses, Chattel Paper, Intellectual Property and other General Intangibles, or assets subject thereto, if any, (but shall not include the Receivables, collections and Proceeds thereof) which are now or hereafter held by Grantor as licensee, lessee or otherwise, to the extent that (and only for so long as) (A) such Contracts, Chattel Paper and other General Intangibles, or assets subject thereto, if any, are not assignable or capable of being encumbered as a matter of law or under the terms of the license, lease or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law, including Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC, in respect of the grant of a security interest hereunder), without the consent of the licensor or lessor thereof, or other applicable party thereto and (B) such consent has not been obtained, (ii) assets owned by any Grantor on the date hereof or hereafter acquired and any proceeds thereof that are subject to a Lien securing a Capital Lease Obligation or a purchase money obligation permitted to be incurred pursuant to the Credit Agreement or any other Lien permitted by Section 7.3(g) of the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for such Capital Lease Obligation or purchase money obligation) validly prohibits the creation of any other Lien on such assets and proceeds, (iii) any property and any person existing at the time such property or person is acquired or merged with or into or consolidated with any Grantor that is subject to a Lien permitted by Section 7.3(m) of the Credit Agreement to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien on such property, (iv) any intent-to-use trademark application for which a statement of use has not been filed and accepted with the U.S. Patent and Trademark Office or any other Intellectual Property to the extent and for so long as creation by a Grantor of a security interest therein would result in the loss by such Grantor of any material rights therein, (v) the Institutional L/C Collateral Account Agreement and the Institutional L/C Collateral Account and all funds and proceeds therein, and any proceeds thereof prior to their receipt by any Grantor, (vi) (A) any Capital Stock in any Liquidating Subsidiary (until such time, if at all, as such Liquidating Subsidiary ceases to be a Liquidating Subsidiary in accordance with the Credit Agreement) or any Capital Stock in any Unrestricted Subsidiary and proceeds of the Capital Stock of any Unrestricted Subsidiary and (B) with respect to any Non-Profit Entity, Foreign Subsidiary, Domestic Subsidiary substantially all of whose assets consist of the stock of Foreign Subsidiaries or Insurance Subsidiary, such percentage of the Capital Stock of any such Subsidiary that is not required to be pledged to the Administrative Agent pursuant to Section 6.9(c) of the Credit Agreement, (vii) any interest in a joint venture or a Subsidiary that is not a Wholly-Owned Subsidiary to the extent the granting of a security interest therein is prohibited by the terms of the organizational documents or any shareholder or similar agreement of such joint venture or Subsidiary, (viii) any motor vehicle or other assets subject to certificates of title, the perfection of a security interest in which cannot be perfected through the filing of UCC-1 financing statements under the UCC in the relevant jurisdiction, (ix) leasehold interests in real property, (x) any assets if, as determined by the Borrower in writing and reasonably agreed to by the Administrative Agent, granting a security interest therein to the Administrative Agent for the benefit of the Secured Parties would result in adverse tax consequences to Holdings or any of its Restricted Subsidiaries, and (xii) any asset if, in the reasonable judgment of the Administrative Agent evidenced in writing, the burden, cost or consequences to Holdings or its Restricted Subsidiaries of creating or perfecting such security interests in favor of the Administrative Agent for the benefit of the Secured Parties is excessive in relation to the benefits to be obtained therefrom by the Secured Parties.
     The Administrative Agent may grant extensions of time for the perfection of security interests in particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of any Loan Party on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue efforts or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents.
     SECTION 4. REPRESENTATIONS AND WARRANTIES. To induce the Administrative Agent and the Secured Parties to make their respective extensions of credit to the Borrower under the Credit Agreement, each Grantor hereby represents and warrants to the Administrative Agent and each Lender that:
     4.1. Title; No Other Liens. Except for the security interest granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, such Grantor owns or has a license or the right to use each item of the Collateral free and clear of any and all Liens of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to this Agreement, or as to which a duly authorized termination statement relating to such UCC financing statement or other instrument has been delivered to the Administrative Agent on the Closing Date, Permitted Liens or as are otherwise permitted by the Credit Agreement.
     4.2. Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule B (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Administrative Agent in completed and, if applicable, duly executed form) and payment of all filing fees will constitute valid perfected security interests in all of the Collateral in which a security interest can be perfected by the filing of a financing statement and/or the other filings and actions specified on Schedule B in favor of the Administrative Agent, for the benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable (subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting creditors’ rights and general equitable principles (whether considered in a proceeding in equity or at law) in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Liens. Notwithstanding the foregoing, nothing in this Agreement shall require any Grantor to make any filings or take any other actions to record or perfect the Administrative Agent’s Lien on and security interest in any Intellectual Property outside the United States.
     4.3. Organizational Information. On the date hereof, such Grantor’s (i) chief executive office or sole place of business, (ii) exact legal name, (iii) state of formation, organization or incorporation (as applicable) and (iv) organizational identification number (if any) is as specified on Schedule C.
     4.4. Inventory and Equipment. On the date hereof, the Inventory and the material Equipment (other than mobile goods or Equipment out for repair or refurbishment or on loan to employees) are kept at, or are in transit to, the locations listed on Schedule D.
     4.5. Investment Property. The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor (other than Capital Stock in Insurance Subsidiaries, Non-Profit

Entities, Liquidating Subsidiaries, Foreign Subsidiaries, Domestic Subsidiaries substantially all of whose assets consist of the stock of Foreign Subsidiaries and Unrestricted Subsidiaries not required to be pledged pursuant to the Loan Documents). The Pledged LLC Interests pledged by the Grantors constitute all the issued and outstanding Capital Stock of each Issuer that is a limited liability company in which any Grantor has any right, title or interest (other than Capital Stock in Insurance Subsidiaries, Non-Profit Entities, Liquidating Subsidiaries, Foreign Subsidiaries, Domestic Subsidiaries substantially all of whose assets consist of the stock of Foreign Subsidiaries and Unrestricted Subsidiaries not required to be pledged pursuant to the Loan Documents). All the shares of the Pledged Stock and the Pledged LLC Interests have been duly and validly issued and in the case of the Pledged Stock are fully paid and nonassessable. Each of the Pledged Notes constitutes the legally valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens of, any other Person, except the Lien created by this Agreement and Permitted Liens.
     4.6. Receivables. To each Grantor’s knowledge, no material amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Administrative Agent.
     4.7. Intellectual Property. Schedule E lists all material Intellectual Property owned by such Grantor in its own name on the date hereof that is registered, patented or subject to a pending application for registration or patent (other than Internet domain names). On the date hereof, all material Intellectual Property owned by such Grantor is valid, subsisting, unexpired and enforceable and has not been abandoned, except, in each case, as would not reasonably be expected to have a Material Adverse Effect, and, to such Grantor’s knowledge, does not infringe the intellectual property rights of any other Person. Except as set forth in Schedule E, on the date hereof, none of the material Intellectual Property owned by such Grantor is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchiser. No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property owned by such Grantor in any respect that could reasonably be expected to have a Material Adverse Effect. No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any material Intellectual Property owned by such Grantor or such Grantor’s ownership interest therein, or (ii) which, if adversely determined, would have a Material Adverse Effect on the value of any Intellectual Property owned by such Grantor.
     SECTION 5. COVENANTS. Each Grantor covenants and agrees with the Administrative Agent and the Secured Parties that, from and after the date of this Agreement until the Obligations (other than obligations under or in respect of Swap Agreements) (excluding contingent indemnity obligations) shall have been paid in full, no Letter of Credit shall be outstanding (or shall have been cash collateralized or replaced in a manner reasonably satisfactory to the Administrative Agent) and the Commitments shall have terminated:

     5.1. Delivery of Instruments, Certificated Securities and Chattel Paper. If any material amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Administrative Agent, duly endorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.
     5.2. Maintenance of Insurance. Each Grantor or an Affiliate on behalf of such Grantor will at all times maintain insurance, at such Grantor’s own expense to the extent and in the manner provided in the Credit Agreement.
     5.3. Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all material claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings would not reasonably be expected to result in a Material Adverse Effect.
     5.4. Maintenance of Perfected Security Interest; Further Documentation.
     (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2, and subject to the qualifications set forth in Section 4.2, and shall take all reasonable actions necessary to defend such security interest against the claims and demands of all Persons at any time claiming the same or any interest therein (other than Permitted Liens or to the extent otherwise not required herein) adverse to the Administrative Agent.
     (b) Such Grantor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the assets and property which constitute Collateral of such Grantor and such other reports in connection therewith as the Administrative Agent may reasonably request, all in reasonable detail to the extent available.
     (c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and, if applicable, have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction in the United States with respect to the security interests created hereby, (ii) in the case of Investment Property and any other relevant Collateral (excluding in any case (x) security entitlements, securities accounts, commodity contracts, commodity accounts and (y) Deposit Accounts), taking any actions reasonably necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto; and (iii) obtaining an acknowledgement, in form and substance satisfactory to the Administrative Agent, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for the Administrative Agent.
     5.5. Changes in Locations, Name, etc. Such Grantor will not, except upon 10 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein:
     (i) change its jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in Section 4.3;
     (ii) change its name, identity or corporate structure to such an extent that any financing statement filed by the Administrative Agent in connection with this Agreement would become misleading; or
     (iii) change its Federal Taxpayer Identification Number or organizational identification number.
     5.6. Investment Property.
     (a) If such Grantor shall receive any stock certificate or a certificate evidencing membership interests or partnership interests (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock or the Pledged LLC Interests, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent and the other Secured Parties, hold the same in trust for the Administrative Agent and the other Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly endorsed by such Grantor to the Administrative Agent if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the obligations of such Grantor hereunder. Except as a result of a transaction permitted under the Credit Agreement, (i) any sums paid upon or in respect of such Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the obligations of such Grantor hereunder, and (ii) in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the obligations of such Grantor hereunder. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Lenders, segregated from other funds of such Grantor, as additional collateral security for the obligations of such Grantor hereunder.
     (b) Without the prior written consent of the Administrative Agent, such Grantor will not (i) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction permitted by the Credit Agreement) or (ii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the Liens created by this Agreement or Permitted Liens.
     (c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Investment Property issued by it.
     5.7. Receivables.
     (a) Except as otherwise permitted in the Credit Agreement or other than in the ordinary course of business consistent with its past practice or as such Grantor finds appropriate in accordance with its reasonable business judgment, such Grantor will not (i) grant any extension of the time of payment of any material Receivable, (ii) compromise or settle any Receivable for materially lesser amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any material Receivable, (iv) allow any credit or discount whatsoever on any material Receivable or (v) amend, supplement or modify any material Receivable in any manner that could materially adversely affect the value thereof.
     5.8. Intellectual Property.
     (a) Such Grantor will (i) continue to use each material Trademark owned by such Grantor on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to, to the extent required by applicable law, maintain such Trademark in full force free from any claim of abandonment for non-use for so long as such Trademark is material to the business of such Grantor, (ii) maintain as in the past, substantially the same or higher, quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Legal Requirement, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest (subject to the qualifications set forth in Section 4.2) in such mark pursuant to this Agreement, and (v) not knowingly do any act or knowingly omit to do any act whereby such Trademark may become invalidated or materially impaired.
     (b) Such Grantor will not knowingly do any act, or knowingly omit to do any act, whereby any material Patent owned by such Grantor may become forfeited, abandoned or dedicated to the public for so long as such Patent is material to the business of such Grantor.

     (c) Such Grantor (i) will employ each material Copyright owned by such Grantor and (ii) will not knowingly do any act or knowingly omit to do any act whereby any material Copyright owned by Grantor may become invalidated or otherwise impaired for so long as such Copyright is material to the business of the Grantor. Such Grantor will not knowingly do any act whereby any material Copyright owned by such Grantor may fall into the public domain for so long as such Copyright is material to the business of the Grantor.
     (d) Such Grantor will not knowingly do any act that knowingly uses any material Intellectual Property owned by such Grantor to infringe the intellectual property rights of any other Person.
     (e) Such Grantor will notify the Administrative Agent and the other Secured Parties promptly, but in any event within thirty (30) days of such Grantor having knowledge thereof, if it knows that any application or registration for any material Intellectual Property owned by such Grantor may become forfeited, abandoned or dedicated to the public (other than the expiration of patents at the end of their statutory term), or of any adverse determination or development regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property owned by such Grantor or such Grantor’s right to register the same or to own and maintain the same (other than office actions issued in the ordinary course of prosecution of any pending applications for patents or applications for registration of other Intellectual Property).
     (f) Whenever such Grantor, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Administrative Agent within thirty Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s and the Lenders’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.
     (g) Such Grantor will take reasonable steps to maintain each registration of the material Intellectual Property owned by such Grantor for so long as such Intellectual Property is material to the business of such Grantor, except as would not reasonably be expected to have a Material Adverse Effect, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.
     (h) In the event that, to the knowledge of the Grantor, any material Intellectual Property owned by such Grantor is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value to such Grantor, promptly notify the Administrative Agent after it learns thereof and, if appropriate, sue for infringement, misappropriation or dilution, seek injunctive relief where appropriate and seek to recover any and all damages for such infringement, misappropriation or dilution.

     5.9. Commercial Tort Claims. If the Grantors or any of them shall at any time acquire a Commercial Tort Claim such Grantor(s) shall, within a reasonable period of time, notify the Administrative Agent in writing signed of the brief details thereof and shall grant to the Administrative Agent for the benefit of the Secured Parties a security interest therein and in the proceeds thereof, all on the terms of this Agreement, and in writing in form and substance reasonably satisfactory to the Administrative Agent. This Section 5.09 shall apply only to Commercial Tort Claims (i) that are not claims against the Administrative Agent or any of the other Secured Parties in their capacities as such or as Administrative Agent or Secured Parties under the Loan Documents, and (ii) as to which the Grantor(s) holding any such claim has been advised by counsel engaged for the purpose of prosecuting such claim that such claim is reasonably likely to result in a judgment or negotiated settlement in excess of $300,000. The Grantor(s) shall have sole control of all aspects of commercial tort claims that are subject to this Section 5.09 unless and until an Event of Default has occurred and is continuing, the Loan Document Obligations have been accelerated and the Administrative Agent has begun exercising rights with respect to other Collateral under this Agreement.
     5.10. Post Default Actions. If an Event of Default shall occur and be continuing, no Grantor shall take any action which would have a Material Adverse Effect or take any action prohibited or fail to perform any action required of the Grantor hereunder, under the Credit Agreement or under any other Loan Document to which such Grantor is a party.
     SECTION 6. REMEDIAL PROVISIONS.
     6.1. Certain Matters Relating to Receivables.
     (a) Subject to applicable law and contractual rights, if any, in each case relating to confidentiality, at any time after the occurrence and during the continuance of an Event of Default after giving prior notice to the Grantor, the Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor in the name of such Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications.
     (b) The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables (except in respect of any Receivable subject to Retained Rights to the extent not permitted by applicable law), and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default under Sections 8(a) or (f) of the Credit Agreement. Except as set forth in subsection 6.1(c), if required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default under Sections 8(a) or (f) of the Credit Agreement, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent as collateral security for such Grantor’s Obligations, subject to withdrawal by the Administrative Agent for the account of the Secured Parties in payment of such Grantor’s Obligations only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Grantor. Notwithstanding anything to the contrary herein, the Administrative Agent shall not assign or otherwise dispose of any Trademark owned by any Grantor without assigning the assets and goodwill of the business associated therewith and any such assignment shall be null and void. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
     (c) If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default under Sections 8(a) or (f) of the Credit Agreement, (1) any payments of Receivables (other than Receivables subject to Retained Rights) shall be directed by the applicable Grantor or the Administrative Agent to be sent directly to a lockbox address designated by the Administrative Agent and daily deposited into a lockbox account at the Administrative Agent under the sole dominion and control of the Administrative Agent, and (2) the applicable Grantor shall cause any payments of Government Receivables subject to Retained Rights, when collected by any Grantor, to be forthwith (and, in any event, within two Business Days) deposited by such Grantor into a separate deposit account (the “Government Receivables Account”) under the dominion and control of the Grantor, for which such Grantor shall have delivered a standing direction to the depository holding such applicable Government Receivables Account, directing it to sweep cash proceeds of such Receivables daily and to wire and deposit the same into the Collateral Account specified in Section 6.1(b) above, all to the extent not prohibited by applicable law. It shall be an Event of Default under the Credit Agreement if any Grantor changes such standing direction. Each such deposit of Proceeds of Receivables subject to Retained Rights deposited in the Government Receivables Account shall be accompanied by a report delivered to the Administrative Agent within two Business Days after the deposit thereof into the Government Receivables Account, identifying in reasonable detail the nature and source of the payments included in such deposit.
     (d) Upon the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s reasonable request, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.
     6.2. Communications with Obligors; Grantors Remain Liable.
     (a) Subject to applicable law and contractual rights, if any, in each case relating to confidentiality, at any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent in its own name may at any time communicate with obligors under the Receivables and parties to the Contracts to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables or Contracts.
     (b) Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default under Section 8(a) or (f) of the Credit Agreement, each Grantor shall notify obligors on the Receivables (except where such Receivables are subject to Retained Rights) and parties to the Contracts that the Receivables and the Contracts have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

     (c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
     6.3. Pledged Stock.
     (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends and other distributions paid in respect of the Pledged Stock, all payments made in respect of the Pledged Notes and all distributions made in respect of the Pledged LLC Interests, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Investment Property.
     (b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give three days prior written notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all cash dividends, payments, or other Proceeds paid in respect of the Investment Property, to hold the same as additional collateral security for and make application thereof to such Grantor’s Obligations in accordance with Section 6.5, and (ii) the Administrative Agent shall have the right to register any or all of the Investment Property in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing. Upon the cure or waiver of any Event of Default in accordance with the Credit Agreement, (a)(i) each Grantor shall have the right to receive the payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights that it would be authorized to receive and retain pursuant to this Agreement absent an Event of Default (ii) the Administrative shall deliver to the respective Grantor all cash and monies that such Grantor is entitled to retain pursuant to this Agreement which have not been applied to the repayment of the Obligations pursuant to this Agreement or the Credit Agreement and (b) each Grantor shall have the right to exercise the voting, managerial and other consensual rights and powers that it would otherwise be entitled to pursuant to this Agreement absent an Event of Default and the Administrative Agent shall (at the expense of the Borrower) cause any Investment Property registered pursuant to clause (ii) of this Section 6.3(b) to be registered in the name of the original Grantor in which such Investment Property was registered prior to the Event of Default which has been cured or waived.
     (c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent.
     6.4. Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form (except as any Receivable subject to Retained Rights not in exact form to the extent prohibited by applicable law, but only Proceeds in form to the extent not so prohibited) received by such Grantor (duly endorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Secured Parties) shall continue to be held as collateral security for all of such Grantor’s Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.
     6.5. Application of Proceeds. The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Administrative Agent pursuant to the Loan Documents, promptly by the Administrative Agent as follows: first, to all fees and reasonable costs and expenses incurred by Administrative Agent or any other Secured Party with respect to the Credit Agreement, the other Loan Documents or the Collateral; second, to all fees due and owing to Administrative Agent or any other Secured Party; third, to accrued and unpaid interest on the Loan Document Obligations; fourth, to the principal amounts of the Loan Document Obligations outstanding; and fifth, to any other Loan Document Obligations owing to the Administrative Agent or any other Secured Party. Any balance of such Proceeds remaining after such

Grantor’s Obligations (other than contingent indemnification obligations for which no pending claim is outstanding) shall have been paid in full, no Letters of Credit shall be outstanding (or shall have been cash collateralized or replaced in a manner reasonably satisfactory to the Administrative Agent) and the Commitments shall have terminated shall be turned over to whomsoever may be lawfully entitled to receive the same.
     6.6. Code and Other Remedies.
     (a) If any Event of Default has occurred and is continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law (except in respect of any Receivable subject to Retained Rights to the extent not permitted by applicable law). Without limiting the generality of the foregoing, the Administrative Agent, without further demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below), to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived to the extent permitted by law), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as set forth in Section 6.5, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615 of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten days before such sale or other disposition.

     (b) If at any time when the Administrative Agent shall determine to exercise its right to sell all or any part of the Pledged Stock pursuant to this Section, and if such Pledged Stock or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act or the securities laws of any state, the Administrative Agent is hereby expressly authorized to sell such Pledged Stock or such part thereof by private sale in such manner and under such circumstances as the Administrative Agent may deem commercially reasonable in order that such sale may legally be effected without such registration. The Administrative Agent shall sell all or any part of the Pledged Stock at a price which the Administrative Agent deems commercially reasonable under the circumstances.
     6.7. Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay such Grantor’s Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any other Secured Party to collect such deficiency.
     SECTION 7. THE ADMINISTRATIVE AGENT.
     7.1. Administrative Agent’s Appointment as Attorney-in-Fact, etc.
     (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:
     (i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable (except where such Receivables are subject to Retained Rights) or Contract or with respect to, any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable (except where such Receivables are subject to Retained Rights) or Contract or with respect to any other Collateral whenever payable;
     (ii) in the case of any Intellectual Property owned by or licensed to the Grantor, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s and the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

     (iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;
     (iv) execute, in connection with any sale provided for in Sections 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and
     (v) (1) direct any party liable for any payment under any of the Collateral (except in respect of any Receivable subject to Retained Rights) to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral (except in respect of any Receivable subject to Retained Rights); (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against Grantors, assignments, verifications, notices and other documents in connection with any of the Collateral (except in respect of any Receivable subject to Retained Rights); (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral (except in respect of any Receivable subject to Retained Rights) or any portion thereof and to enforce any other right in respect of any Collateral (except in respect of any Receivable subject to Retained Rights); (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its reasonable discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral (except in respect of any Receivable subject to Retained Rights) as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral (except in respect of any Receivable subject to Retained Rights) and the Administrative Agent’s and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
     Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.
     (b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option during the existence of an Event of Default, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

     (c) The reasonable, out-of-pocket expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1 shall be payable by such Grantor to the Administrative Agent in accordance with Section 10.5 of the Credit Agreement.
     (d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
     7.2. Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct or material breach of this Agreement or any other Loan Document.
     7.3. Execution of Financing Statements. Pursuant to the New York UCC and any other applicable law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement; provided, that Administrative Agent shall provide the applicable Grantor (or the Borrower) with a photocopy of any such filings. Each Grantor authorizes the Administrative Agent to use the collateral description “all assets of the Debtor” (as the term Debtor is defined in such financing statement or words of similar effect). A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.
     7.4. Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
     SECTION 8. INDEMNITY, SUBROGATION AND SUBORDINATION.
     8.1. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 8.3), the Borrower agrees that (a) in the event a payment of an obligation shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part an obligation owed to any Secured Party, the Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.
     8.2. Contribution and Subrogation. Each Guarantor and Grantor (a “Contributing Party”) agrees (subject to Section 8.3) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation or assets of any other Grantor shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party and such other Guarantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 8.1, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors and Grantors on the date hereof (or, in the case of any Guarantor or Grantor becoming a party hereto pursuant to Section 9.14, the date of the supplement hereto executed and delivered by such Guarantor or Grantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 8.2 shall be subrogated to the rights of such Claiming Party under Section 8.1 to the extent of such payment.
     8.3. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 8.1 and 8.2 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full of the Obligations. No failure on the part of the Borrower or any Guarantor or Grantor to make the payments required by Sections 8.1 and 8.2 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its obligations hereunder, and each Guarantor and Grantor shall remain liable for the full amount of the obligations of such Guarantor or Grantor hereunder.
     Each Guarantor and Grantor hereby agrees that all Indebtedness and other monetary obligations owed by it to any other Guarantor, Grantor or any other Subsidiary shall be fully subordinated to the payment in full of the Obligations.
     SECTION 9. MISCELLANEOUS.

     9.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.
     9.2. Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement and shall be addressed to such Grantor, c/o the Borrower’s address set forth in the Credit Agreement.
     9.3. No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
     9.4. Enforcement Expenses; Indemnification.
     (a) Each Guarantor and Grantor agrees to pay or reimburse each Lender and the Administrative Agent for all its reasonable, out-of-pocket costs and expenses incurred in collecting against such Guarantor and Grantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor and Grantor is a party, including, without limitation, the reasonable fees and disbursements of one counsel to all Lenders and of one counsel to the Agents and of counsel to the Administrative Agent.
     (b) Each Guarantor and Grantor agrees to pay, and to save the Administrative Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.
     (c) Each Guarantor and Grantor agrees to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to such Guarantor’s and Grantor’s Obligations under this Agreement and the other Loan Documents to which such Guarantor or Grantor is a party to the extent the Borrower would be required to do so under Section 10.5 of the Credit Agreement.

     (d) The agreements in this Section 9.4 shall survive repayment of each of the Borrower’s and the Guarantor’s Obligations and all other amounts payable under the Loan Documents.
     9.5. Successors and Assigns. This Agreement shall be binding upon the permitted successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the Lenders and their permitted successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.
     9.6. Set-Off. Each Grantor hereby irrevocably authorizes the Administrative Agent and each Lender at any time and from time to time after the occurrence and during the continuance of an Event of Default, without prior notice to such Grantor, any such notice being expressly waived by such Grantor to the extent permitted by applicable law, upon any amount becoming due and payable by such Grantor hereunder (whether at the stated maturity of the Loan Document Obligations, by acceleration thereof or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final other than payroll or trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, and whether or not fully secured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Grantor, as the case may be. Each Lender agrees promptly to notify the applicable Grantor and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 9.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.
     9.7. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
     9.8. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     9.9. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
     9.10. Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Parties relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

     9.11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     9.12. Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the court of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent, not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
     9.13. Acknowledgments. Each Grantor hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
     (b) neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and other Secured Parties, on the other hand, in connection herewith or therewith is solely that of guarantor and lender;
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties; and

     (d) as between any Grantor on the one hand and the Administrative Agent or any other Secured Party on the other band, (x) the maturity of the Loan Document Obligations may be accelerated as provided in the Credit Agreement for the purposes of this Agreement and the other Security Documents to which Grantor is a party, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Loan Document Obligations as provided in the Credit Agreement, such Grantor’s Obligations (whether or not due and payable) shall forthwith become due and payable by such Grantor for the purpose of this Agreement and the other Security Documents to which it is a party.
     9.14. Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.9(c) of the Credit Agreement shall become a Guarantor and Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.
     9.15. Authorization to Release Guarantees and Liens. Notwithstanding anything to the contrary contained herein, the Administrative Agent is hereby irrevocably authorized (without requirement of notice to or consent of any other Secured Party except as expressly required by Section 10.1 of the Credit Agreement) to take any action requested by the Grantors having the effect of releasing any Guarantor, Collateral or Obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 of the Credit Agreement.
     9.16. Termination or Release.
     (a) This Agreement, the Guarantees made herein, the security interest granted hereby shall terminate when all the Loan Document Obligations (other than Loan Document Obligations in respect of Specified Swap Agreements, Cash Management Obligations and contingent indemnity obligations for which no claim is pending) have been paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the exposure under the Letters of Credit has been reduced to zero and the Issuing Lender has no further obligations to issue Letters of Credit under the Credit Agreement.
     (b) A Subsidiary Guarantor shall automatically be released from its obligations hereunder and the security interest in the Collateral of such Subsidiary Guarantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary of the Borrower or is designated as an Unrestricted Subsidiary in accordance with the Credit Agreement; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise. The security interest in the Pledged Stock of any Subsidiary Guarantor shall be automatically released if such Subsidiary Guarantor is designated an Unrestricted Subsidiary in accordance with the Credit Agreement.
     (c) Holdings shall automatically be released from its obligations hereunder subject to and pursuant to the terms of Section 10.18 of the Credit Agreement.

     (d) Upon any sale or other transfer or disposal by any Grantor of any Collateral that is permitted under the Credit Agreement (other than any such transfer, sale or disposal to another Grantor), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.1 of the Credit Agreement, the security interest in such Collateral shall be automatically released.
     (e) In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Administrative Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release and assign, transfer and deliver to such Grantor such of the Collateral as is then being (or has been) so sold or otherwise disposed of, or released, and as may be in the possession of the Administrative Agent and has not theretofore been released pursuant to this Agreement. Any execution and delivery of documents pursuant to this Section 9.16 shall be without recourse to or warranty by the Administrative Agent.
     9.17. WAIVER OF JURY TRIAL. EACH GUARANTOR AND GRANTOR AND, BY THEIR ACCEPTANCE HEREOF, THE ADMINISTRATIVE AGENT AND THE OTHER SECURED PARTIES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Security Agreement to be duly executed and delivered under seal as of the date first above written.

NMH HOLDINGS, LLC

By:	/s/ Denis M. Holler
Name:	Denis M. Holler
Title:	Executive Vice President, Chief
Financial Officer and Treasurer

NATIONAL MENTOR HOLDINGS, INC.

By:	/s/ Denis M. Holler
Name:	Denis M. Holler
Title:	Executive Vice President, Chief
Financial Officer and Treasurer

CORNERSTONE LIVING SKILLS, INC.
FAMILY ADVOCACY SERVICES, LLC
FIRST STEP INDEPENDENT LIVING PROGRAM, INC.
HORRIGAN COLE ENTERPRISES, INC.
ILLINOIS MENTOR, INC.
INSTITUTE FOR FAMILY CENTERED SERVICES, INC.
LOYD’S LIBERTY HOMES, INC.
MASSACHUSETTS MENTOR, INC.
MENTOR MANAGEMENT, INC.
MENTOR MARYLAND, INC.
NATIONAL MENTOR HEALTHCARE, LLC
NATIONAL MENTOR HOLDINGS, LLC
NATIONAL MENTOR SERVICES HOLDINGS, LLC
NATIONAL MENTOR SERVICES, LLC
NATIONAL MENTOR, LLC
NEW PROVIDER, LLC
OHIO MENTOR, INC.
REM ARIZONA REHABILITATION, INC.
REM ARROWHEAD, INC.
REM CENTRAL LAKES, INC.
REM COLORADO, INC.
REM COMMUNITY OPTIONS, LLC
REM COMMUNITY PAYROLL SERVICES, LLC
REM CONNECTICUT COMMUNITY SERVICES, INC.
REM CONSULTING OF OHIO, INC.

REM DEVELOPMENTAL SERVICES, INC.
REM HEARTLAND, INC.
REM HENNEPIN, INC.
REM HOME HEALTH, INC.
REM INDIANA COMMUNITY SERVICES, INC.
REM INDIANA COMMUNITY SERVICES II, INC.
REM INDIANA, INC.
REM IOWA COMMUNITY SERVICES, INC.
REM IOWA, INC.
REM MANAGEMENT, INC.
REM MARYLAND, INC.
REM MINNESOTA COMMUNITY SERVICES, INC.
REM MINNESOTA, INC.
REM NEVADA, INC.
REM NEW JERSEY, INC.
REM NORTH DAKOTA, INC.
REM NORTH STAR, INC.
REM OHIO WAIVERED SERVICES, INC.
REM OHIO, INC.
REM RAMSEY, INC.
REM RIVER BLUFFS, INC.
REM SOUTH CENTRAL SERVICES, INC.
REM SOUTHWEST SERVICES, INC.
REM UTAH, INC.
REM WEST VIRGINIA, LLC
REM WISCONSIN, INC.
REM WISCONSIN II, INC.
REM WISCONSIN III, INC.
REM WOODVALE, INC.
REM, INC.
ROCKLAND CHILD DEVELOPMENT SERVICES, INC.
SOUTH CAROLINA MENTOR, INC.
TRANSITIONAL SERVICES, LLC
UNLIMITED QUEST, INC.

By:	/s/ Denis M. Holler
Name:	Denis M. Holler
Title:	Executive Vice President, Chief Financial
Officer and Treasurer

CAREMERIDIAN, LLC, CENTER FOR COMPREHENSIVE SERVICES, INC. LAKEVIEW BLUE RIDGE, INC. LAKEVIEW HEALTHCARE SYSTEMS, INC. LAKEVIEW OCEAN STATE, INC.

LAKEVIEW WATERFORD, INC. MENTOR ABI, LLC, NEURORESTORATIVE ASSOCIATES, INC. PROGRESSIVE LIVING UNITS SYSTEMS-NEW JERSEY, INC. TIMBER RIDGE GROUP, INC.

By:	/s/ Denis M. Holler
Name:	Denis M. Holler
Title:	Executive Vice President and Treasurer

UBS AG, STAMFORD BRANCH, as Administrative Agent
By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director, Banking Products Services, US

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director, Banking Products Services, US